Exhibit 10.6      Contract for Assignment of Rights to BVM Bag Invention

                             CONTRACT FOR ASSIGNMENT
                                  OF RIGHTS TO
                                BVM BAG INVENTION

         This Contract for Assignment of Rights to "BVM Bag" Invention Agreement hereinafter termed the "Agreement," is made to be effective as of the _____ day of _____________, 2000, by and between David Scott Gray, hereinafter termed the "Developer," who is an individual resident of California with his principal place of business located at 147 West Spanish Moss Place, Camarillo, California 93010, and Emergency Filtration Products, Inc., hereinafter termed the "Company," which is a Nevada corporation with its principal place of business located at 4335 South Industrial Road, Suite #440, Las Vegas, NV 89103.


                             GENERAL CONSIDERATIONS
                             ----------------------

         A. Developer has developed a new and useful Portable Emergency Safety Resuscitator. This device, itself, is designated the "BVM Bag," and the BVM Bag plus technology developed from the BVM Bag are designated the "BVM Bag Invention." The BVM Bag is the subject of the United States patent no. 6.062.217 and United States patent application serial no. 09.570.154

         B. Company desires to exploit commercially the BVM Bag Invention.

         C. Developer desires to transfer its rights in the BVM Bag Invention to Company in order to facilitate the commercial manufacturing and marketing of commercial products involving the BVM Bag Invention.


                                      TERMS
                                      -----

         Now, therefore, in consideration of the proceeding premises, the manual promises set forth below, and other good and valuable consideration--the receipt and sufficiency of which is hereby acknowledged. Developer and Company do hereby promise and agree as follows:

                                    Article 1

                         Agreement concerning Assignment

     1.01 Agreement to Assign Rights. Developer agrees to assign to Company the entire right, title, and interest in the BVM Bag Invention for the United States and its territorial possessions and for all countries foreign to the United States, including all rights to claim priority, in and to the BVM Bag Invention and all title and rights to all letters patent to be obtained for the BVM Bag Invention and, as to such letters patent all rights and title to any reissue; re-examination, or extension thereof and any related statutorily provided periods of market exclusivity.

     1.02 Further Assignment. Moreover, whenever a patent application is filed concerning the BVM Bag Invention, Developer agrees to execute a new assignment document which will identify such applications by serial number.


                                   Article II

                         Commercialization and Marketing


     2.01 Efforts by Company. Company agrees to use its best efforts to commercialize and market products incorporating the BVM Bag Invention.

                                   Article III

                                  Compensation

     3.01 Initial Stock Payment. Upon execution of this Agreement and the Assignment required by Paragraph 1.01 above, Developer shall receive one hundred twenty thousand shares of restricted stock in Company.

     3.02 Additional Stock. Company will convey to Developer fifty thousand shares of restricted stock in Company upon the manufacturing and marketing of commercial products employing the BVM Bag Invention. Developer's rights to such shares shall automatically vest upon any change of ownership covered by Paragraph 3.05 of this Agreement.

     3.03 Annual Stock Option. Each year on December 31, commencing December 31, 2000, Developer shall be entitled to purchase fifty thousand options for stock in Company at a fifty percent discount of the average bid price over the immediately preceding six-month period.

     3.04 Rights upon Ownership Change. In the event of a buyout of Company, merger of Company with another entity, or other acquisition of Company, Developer shall be given the choice of receiving fifty thousand shares of restricted stock in Company or participating as a member of the negotiating team of Company concerning the potential acquisition of Company for the purpose of negotiating a royalty to Developer from the acquiring entity that shall not be less than 2.5 percent of the gross net for sales by the acquiring entity of products incorporating the BVM Bag Invention. Developer will choose the stock or royalty and notwithstanding the provisions of paragraph 10.05 of this Agreement provide actual notice to Company within forty-eight hours of receiving actual notice, orally or in writing, of a potential acquisition. If Developer does not, within the forty-eight hour period, provide actual notice to Company of Developer's selection, Developer will receive the stock should the acquisition actually transpire.

     3.05 Insurance. For his work in developing and implementing the BVM Bag Technology, Developer shall be covered by Company's product liability insurance.

     3.06 Non-acquisition. In the even Company is not acquired by another entity within twelve months of June 1, 2000, Developer shall have thirty days to choose whether to have this Agreement continue or to have re-conveyed to Developer United States patent no. 6.062.217 and any foreign patents or patent applications that cover solely the same invention as Company all stock he has received pursuant to this Agreement other than stock received under paragraph
3.03. If Developer does not notify Company of Developer's election within the thirty-day period, this Agreement shall continue in full force.

     3.07 Bankruptcy. So far as is permissible under the applicable bankruptcy laws, the ownership of the BVM Bag Invention shall automatically revert to Developer if Company is adjudged bankruptcy prior to a change of ownership covered by Paragraph 3.05 of this Agreement.


                                   Article IV

                                     Patents

     4.01 Patent Prosecution. Within a reasonable time after an attorney licensed to practice before the United States Patent and Trademark Office and retained by Company renders a written opinion that the same portion of the BVM Bag Invention is patentable as a utility patent, Company will seek patent protection as a utility patent for such portion of the BVM Bag Invention and will be responsible for the costs of doing so.

     4.02 Appeals. Such patent prosecution shall include the obligation to appeal administratively and judicially any final rejection if an attorney licensed to practice before the United States Patent and Trademark Office and retained by Company provides an opinion that such an appeal would have a reasonable likelihood of success at a reasonable cost.

     4.03 Election Not to Appeal. If Company does not appeal a final rejection by the United States Patent and Trademark Office, Developer may pursue such an appeal at Developer's own cost. If such an appeal is, however, successful the royalties provided pursuant to Article II of this Agreement shall be doubled until Developer has been reimbursed for the reasonable costs associated with such a successful appeal. Any resultant patent shall belong to Company.

     4.04 Patenting outside the United States. The seeking of patents outside the United States may be done in the discretion of Company. If, though, Company elects not to prosecute a patent application in a country where Developer has notified Company in writing that Developer desires patent protection, Company shall notify Developer of such election within such period of time as to enable Developer to seek such patent protection at Developer's own cost. If Developer successfully obtains a foreign patent that is equivalent to a utility patent in the United States, all royalties associated with the country in question shall be doubled until Developer has been reimbursed for the reasonable costs associated with such successful patent prosecution. Any resultant patent shall belong to Company.



                                    Article V

                             Assistance by Developer

     5.01 Cooperation. Developer will provide to Company all information and assistance reasonably necessary for the patenting and commercial development of the BVM Bag Invention.


                                   Article VI

                                   Warranties

     6.01 Ownership. Developer represents and warrants that Developer holds title to and is the exclusive owner of all rights in the BVM Bag Invention as it presently exists.

     6.02 Authority. Developer represents and warrants that Developer has the authority to grant the assignment which is the subject of this Agreement and that is no assignment, sale, agreement, or encumbrance has been, or will be, made or entered which would conflict with or be prior in right to such assignment.

     6.03 Patent Infringement. Developer provides to Company no warranty of non-infringement of any patent. Developer will, consequently, not be liable to defend Company in any suit for infringement or to reimburse Company for any sums expended in defending, or satisfying a judgment resulting from, a charge of patent infringement.


                                   Article VII

                               Patent Infringement

     7.01 Notification. Once any United States patent has been obtained for the BVM Bag Invention, Developer and Company shall promptly notify one another of any apparent infringement by a third party of all such patents.

     7.02 Suit for Infringement. Company shall not be obligated to institute a lawsuit against any apparent infringer. If, however, Company commences such a lawsuit, Developer, upon Company's request and at Company's expense shall provide all reasonable assistance with respect to such a lawsuit, including making Developer's employees and agents available to testify on Company's behalf. Unless Developer and Company otherwise agree. Company shall be solely responsible for the expenses of such litigation and with any recovery obtained therefrom shall first be fully reimbursed for such expenses. Ninety-seven-and-a-half (97.5) percent of the remainder of any such recovery shall belong to Company and two-and-a-half (2.5) percent to Developer.

     7.03 Unavailability of Recourse. If Company shall be unable to uphold the validity of any such patent against an alleged infringer, Company shall have no damage claim and no claim for refund or reimbursement against Developer.

                                  Article VIII

                                 Non-competition

     8.01 Non-competition by Developer. Developer agrees that during the term of this Agreement and for two years after the conclusion of such term, Developer will not compete against Company or Company's successor in interest or facilitate competition against Company or Company's successor in interest by any other entity with respect to technology that is directly related to the BVM Bag Invention.


                                   Article IX

                              Term and Termination

     9.01 Term. This Agreement shall last until the date that the last patent covering the BVM Bag Invention expires.


                                    Article X

                            Miscellaneous Provisions

     10.1 Marking. Company agrees to use reasonable efforts to place appropriate legal patent markings on every product incorporating the BVM Bag Invention produced after issuance of any patent for the BVM Bag Invention.

     10.2 Force Majeur. Except for the obligation to make payments when due pursuant to this Agreement, all other obligations under this Agreement shall be suspended for so long as one or both of Developer and Company is prevented from complying with the provisions of this Agreement by acts of God; riots; war; acts of Federal, state, or local governments, agencies, or courts; strikes; lock-outs; damage to or destruction or unavoidable shut-down of necessary facilities; or other matters beyond Developer's or Company's reasonable control (specifically excluding, however, matters of mere financial exigency). The entity so prevented from complying with its obligation pursuant to this Agreement shall promptly notify the other entity of such fact and shall exercise all due diligence to remove and overcome the cause of such inability to comply.

     10.03 Additional Documents. Developer and Company agree that they will execute any and all additional documents or legal instruments that may be necessary or required to effectuate the provisions of this Agreement.

     10.04 Remedies. Notwithstanding any other provisions of this Agreement, Developer and Company shall retain all statutory and common law rights to enforce this Agreement or to seek damages for its breach.

     10.05 Notices. Any notice, election, payment, report, or other correspondence required or permitted pursuant to this Agreement shall be deemed to have been properly given or delivered when it has been made in writing and

         (a) delivered personally to an officer of Developer or Company or

         (b) when sent by United States mail with all necessary postage fully prepaid, a return receipt requested, and addressed to the entity to who directed at its address as specified below:

 David Scott Gray                        Emergency Filtration Products, Inc.
 147 West Spanish Moss Place             4335 South Industrial Road, Suite 440
 Camarillo, California  93010            Las Vegas, NV  89103

         Either Developer or Company may, at any time, change its address for purposes of this Agreement by giving written notice of such change of address to the other entity.

     10.06 Effect of Waiver. A waiver either by Developer or by Company of any provision of this Agreement, whether in writing or by course of conduct or otherwise, shall be valid only in the instance for which such waiver has been given and shall not be deemed to be a continuing waiver of such provision; nor shall any such waiver be construed to be a waiver of any other provisions of this Agreement.

     10.07 Paragraph Headings. The paragraph headings within this Agreement are for convenience only and in no way define, limit, or describe the scope or intent of this Agreement; nor do such paragraph headings affect the terms and provisions of this Agreement.

     10.08 Preparation of Agreement. Developer and Company acknowledge that they have both participated in the preparation of this Agreement; and, in the event that any question arises regarding the interpretation of this Agreement, no presumption shall be drawn in favor of or against either Developer or Company with respect to be the meaning of this Agreement.

     10.09 Governing Law. This Agreement, and all matters relating to this Agreement, including any matter or dispute arising from this Agreement, shall be interpreted, governed, and enforced according to the laws of the State of Nevada. Developer and Company consent to the jurisdiction and venue of any appropriate court within the State of Nevada to resolve any such dispute.

     10.10 Attorney's Fees. In the even that Developer or Company shall be in default or breach of this Agreement, such defaulting or breaching entity shall be liable to pay all reasonable attorney's fees, court costs, and other related collection costs and expenses incurred by the non-defaulting or non-breaching entity in pursuing its rights under this Agreement.

     10.11 Severability. In the event that any provision of this Agreement, or any action contemplated pursuant to this Agreement, is found, by a court having competent jurisdiction in accordance with this Agreement, to be inconsistent with or contrary to any law, ordinance, or regulation, the latter shall be deemed to control; this Agreement shall be regarded as modified accordingly; and such modified provisions as well as the remainder of this Agreement shall continue in full force and effect.

     10.12 Integration. This Agreement constitutes and represents the entire agreement of Developer and Company with respect to the subject matter of this Agreement. All other prior agreements, covenants, promises, and conditions, whether verbal or written, that are intended to apply between Developer and Company have been incorporated herein. In executing, this Agreement, neither Developer nor Company has relied upon any promise, representation, warranty, or the like other than those contained within this Agreement.

     10.13 Amendment. This Agreement may be amended at any time upon the unanimous agreement of Developer and Company. Any such amendment must, however, be reduced to writing and be executed both by Developer and by Company in order to become effective.

     10.14 Assurance of Authority. Developer does hereby assure Company that execution of this Agreement is an authorized act of Developer, and Company does hereby assure Developer that execution of this Agreement is an authorized act of Company.

     10.15 Binding Effect. This Agreement shall be binding upon and inure to the benefit of Developer and Company as well as their successors and assigns.

         IN WITNESS WHEREOF, Developer and Company have caused these presents to be signed by their duly authorized representatives on the dates indicated.

                                            DEVELOPER:

                                            DAVID SCOTT GRAY
                                            \S\ David Scott Gray
                                            Date: 06/28/00

                                            COMPANY:

                                            EMERGENCY FILTRATION PRODUCTS, INC.
ATTEST:                             \S\ Michael J. Crnkovich
\S\ Wendy Harper                    President
                                            Date: 06/27/00